EXHIBIT 99.4

ELLENICA LIMITED

August 9, 2013

GS Valet, Inc.
Suite 1A, Warrens West Centre
Warrens, St. Michael BB28000

    Re: Consulting Services Agreement

Dear Mr. Floyd:

This letter will confirm our agreement (“Agreement”) that Ellenica Limited (“Consultant”) is authorized to assist GS Valet, Inc., a Nevada corporation (the “Company”), as its financial advisor on the terms and conditions set forth herein. This Agreement shall become effective upon the execution hereof by both Consultant and the Company.

1.
Performance of Services. In its capacity as financial advisor, Consultant will assist the Company by undertaking the following activities, to the extent that such activities are required or requested by the Company. The services being provided by Consultant hereunder are being rendered solely to the Company. These services are not being rendered by Consultant as an agent or as a fiduciary of the shareholders, members or principals of the Company, and Consultant shall not have any obligation or liability with respect to its services hereunder to such shareholders, members or principals or any other person, firm or corporation absent fraud or willful misconduct by Consultant.

Consultant shall act as the Company’s non-exclusive advisor concerning matters pertaining to the Company’s efforts to sell the Company (“Transaction”). Consultant will assist the Company in: (i) the corporate, business and financial due diligence evaluation of the Transaction; (ii) the structuring of the Transaction; (iii) valuation analysis; (iv) market and industry research and analysis; and (v) Transaction negotiation and execution. The services set forth in this paragraph shall be referred to herein in as the “Services”.

The parties hereto acknowledge and agree that Consultant is not rendering legal advice or performing accounting or auditing services as part of the services provided under this Agreement. Consultant shall be free to provide services for other persons, which services shall not be deemed to be in conflict with the services to be performed by Consultant under this Agreement.

2.
Term. The term of this Agreement shall commence on the date of this Agreement and continue until the earlier of the closing or the abandonment of the Acquisition (the “Term”). The Term hereof may be extended by the mutual written agreement of the parties hereto. Notwithstanding anything contained herein to the contrary, the provisions of Section 2 (Term), Section 3 (Compensation) and Section 4 (Miscellaneous) shall survive the termination and expiration of this Agreement.

3.
Compensation. As compensation for the Services to be rendered by Consultant under this Agreement, the Company shall pay Consultant a fee of $300,000 upon the execution of this Agreement by both Consultant and the Company.

4.	Miscellaneous.

A.
Before the Company releases any information referring to Consultant’s role as the Company’s financial advisor under this Agreement or uses Consultant’s name in a manner which may result in public dissemination thereof, the Company shall furnish drafts of all documents or prepared oral statements to Consultant for comments, and shall not release any information relating thereto without the prior written consent of Consultant. Nothing herein shall prevent the Company from releasing any information to the extent that such release is required by law.

B.
The Company represents and warrants that this Agreement has been duly authorized and represents the legal, valid, binding and enforceable obligation of the Company and that neither this Agreement nor the consummation of any transactions contemplated hereby requires the approval or consent of any governmental or regulatory agency or violates or conflicts with any law, regulation, contract or order binding the Company.

C.
The terms, provision and conditions of this Agreement are solely for the benefit of the Company and Consultant and their respective heirs, successors and permitted assigns and no other person or entity shall acquire or have a right by virtue of this Agreement. This Agreement may not be assigned by either party without prior written consent of the other party.

D.
This Agreement contains the entire understanding and agreement between the parties hereto with respect to Consultant’s engagement hereunder, and all prior writings and discussions are hereby merged into this Agreement. No provision of this Agreement may be waived or amended except in a writing signed by both parties. A waiver or amendment of any term or provision of this Agreement shall not be construed as a waiver or amendment of any other term or provision.

E.
Each party represents and warrants that it will comply with all applicable securities and other laws, rules and regulations relating hereto and that it shall not circumvent or frustrate the intent of this Agreement.

F.
This Agreement may be executed by facsimile signatures and in multiple counterparts, each of which shall be deemed an original. It shall not be necessary that each party executes each counterpart, or that any one counterpart be executed by more than one party so long as each party executes at least one counterpart.

G.	If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions of this Agreement.

H.
This Agreement shall be governed by and constructed under the laws of the State of California without regard to such state’s conflicts of law principles, and may be amended, modified or supplemented only by written instrument executed by parties hereto.

I.
All disputes, controversies or claims (“Disputes”) arising out of or relating to this Agreement shall in the first instance be the subject of a meeting between a representative of each party who has decision-making authority with respect to the matter in question. Should the meeting either not take place or not result in a resolution of the Dispute within twenty (20) business days following notice of the Dispute to the other party, then the Dispute shall be resolved in a binding arbitration proceeding to be held in Los Angeles, California, in accordance with the international rules of the American Arbitration Association. The arbitrators may award attorneys’ fees and other related arbitration expenses, as well as pre- and post-judgment interest on any award of damages, to the prevailing party, in their sole discretion. The parties agree that a panel of three arbitrators shall be required, all of whom shall be fluent in the English language, and that the arbitration proceeding shall be conducted entirely in the English language. Any award of the arbitrators shall be deemed confidential information for a minimum period of five years, except to the extent public disclosure of such information is required by applicable securities laws or regulations.

If the forgoing correctly sets forth the entire understanding and agreement between the Company and Consultant, please so indicate by executing this Agreement as indicated below and returning an executed copy to Consultant together, whereupon this Agreement shall constitute a binding agreement as of the date first above written.

Very truly yours,

Ellenica Limited

By:	/s/ Raymond Kwan
Raymond Kwan, Manager

ACCEPTED AND AGREED TO:

GS Valet, Inc.

By:	/s/ Kyle Floyd
Name:	Kyle Floyd
Title:	Chief Executive Officer